EXHIBIT 99.1

CONTACT:

Peter J. Murphy
President & CEO
(978) 946-2564

NASDAQ SYMBOL "PRLX"

                            FOR IMMEDIATE RELEASE


               PARLEX CORPORATION SIGNS AGREEMENT TO PURCHASE
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                POLY-FLEX CIRCUITS, A COOKSON GROUP plc UNIT
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METHUEN, MASSACHUSETTS, January 24, 2000 - Parlex Corporation and Cookson
Electronics today jointly announce the execution of a Stock Purchase Agreement in which Parlex will purchase the stock of two Cookson Group plc wholly owned subsidiaries, Poly-Flex Circuits Limited (a United Kingdom company) and Poly-Flex Circuits, Inc. (a Rhode Island corporation). The consummation of the $19 million purchase is subject to certain conditions, including government anti-trust approval. The parties anticipate that the transaction will close during the current quarter.

Poly-Flex is a world leader in the design and manufacture of Polymer Thick Film (PTF), flexible circuits and flexible interconnect assemblies. Under the terms of the Stock Purchase Agreement, Parlex will acquire the rights to intellectual property, including Polysolder, which is an enabling chemistry for the surface mount assembly of polyester based flexible circuits. The combined sales of Parlex and Poly-Flex exceeded $100 million for the most recent calendar year.

Peter J. Murphy, President and CEO of Parlex stated, "We consider Poly-Flex to be the ideal acquisition for Parlex. Their technology broadens our product offering as well as providing a significant assembly capability for our current line of flexible interconnects. This transaction meets our acquisition criteria of expanding our product lines, strengthening our management team and accretion to earnings in the first year. The transaction also satisfies our strategic objective of establishing a full service facility in Europe."

Parlex Corporation is a world leader in the design and manufacture of flexible interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in Methuen, Massachusetts, Salem, New Hampshire, Shanghai, China, San Jose, California, and Emplame, Mexico.

Parlex's capabilities include the manufacture of adhesiveless materials (PALFlex[REGISTERED MARK]) for flexible circuits, multilayer and rigid-flex circuits including the ultra thin PALCore[REGISTERED MARK] HP multilayer process, and laminated cables such as U-Flex[REGISTERED MARK], with connectors integral to the circuit. Parlex provides its products and engineering services to a variety of markets including automotive, computer, telecommunications, industrial controls, medical, consumer and military-aerospace.

The foregoing contains certain forward-looking statements. The Company's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of various factors beyond its control, including economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change. For a detailed discussion of these and other cautionary statements, please refer to Parlex's filings with the Securities and Exchange Commission.